                                                                    EXHIBIT 10.2


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

     THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this "Agreement") is entered into by and between KENNETH J. FEDESNA ("Employee") and MIDWAY GAMES INC. (the "Company" or "Employer").

         WHEREAS, the Company terminated the employment of Employee without cause on June 11, 2004;

         WHEREAS, disputes have arisen between Employee and the Company pertaining to the termination of Employee's employment by the Company, including without limitation with respect to the Executive Employment Agreement between Employee and the Company dated June 1, 1999 (the "Employment Agreement");

         WHEREAS, Employer and Employee, each denying any wrongdoing or liability whatsoever, desire to sever their employment relationship and to settle all actual and potential disputes.

         NOW, THEREFORE, in consideration of the premises and promises herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged:

         1. TERMINATION. Employee's employment with the Company shall terminate effective June 11, 2004 (the "Termination Date"). The Employment Agreement shall be deemed to have terminated as of the Termination Date and, notwithstanding anything to the contrary therein, no provisions thereof shall survive such termination other than Section 9 thereof (headed "Confidentiality Agreement") and those portions of Section 10 thereof (headed "Invention Disclosure") that by their nature survive the termination of the Employment Agreement.

     2. COMPENSATION TO EMPLOYEE. For settlement purposes only and provided this Agreement is final and irrevocable under Section 7 hereof, the Company agrees:

         (a) to pay Employee Five Hundred Thousand Dollars ($500,000) upon this Agreement becoming final and irrevocable under Section 7 hereof;

         (b) provided that Employee has not breached his obligations under
Section 3(b) or 3(c) below or Section 9 of the Employment Agreement, and provided that no "Raiding" (as defined below) has occurred on or before June 30, 2005, to pay Employee Four Hundred Seventy-Five Thousand Dollars ($475,000) on June 30, 2005;

         (c) to reimburse Employee for health care benefits for himself and his immediate family as if Employee continued to be a participant in the Company's "Exec-U-Care" program through June 30, 2007, regardless of whether Employee is participating in COBRA, a subsequent employer's health care plan, or private health insurance (for example, Employee shall be reimbursed for premiums paid for participation in COBRA);

         (d) to provide Employee with Four Hundred Thousand Dollars ($400,000) in additional life insurance coverage, payable to such beneficiary as Employee shall designate from time to time (in such form and manner as the Company and Employee shall determine as appropriate in order to minimize the income tax consequences of such coverage to Employee), through June 30, 2007;

         (e) that all options to purchase the Company's common stock held by Employee that are out-of-the-money on the Termination Date (the "OTM Options") shall, without further action on the part of the Company or Employee, be modified, effective on the date preceding the Termination Date, as follows: (i) all unvested OTM Options shall become vested on the Termination Date, and (ii) the period during which any OTM Option may be exercised shall continue from the Termination Date until the earlier of (x) June 30, 2007 or (y) the original expiration date of such option (for example, if a ten year option had been granted to Employee on October 30, 1996, the original expiration date of such option would be October 29, 2006) (an out-of-the-money stock option shall be any option with respect to which the option exercise price is equal to or greater than the closing price of the Company's common stock on the New York Stock Exchange on the Termination Date); and

         (f) that 37,500 of the 50,000 options to purchase the Company's common stock held by Employee under the Company's 2000 Non-Qualified Stock Option Plan (such 37,500 options being the "ITM Options") shall, without further action on the part of the Company or Employee, be modified, effective on the date preceding the Termination Date, as follows: (i) the ITM Options shall become vested on the Termination Date, and (ii) the period during which any ITM Option may be exercised shall continue from the Termination Date until June 30, 2007 (the other 12,500 options held by Employee under the Company's 2000 Non-Qualified Stock Option Plan shall not be modified by this Agreement).

The Company acknowledges that it will report the payments set forth in Sections 2(a) and (b) and the proceeds from the "cashless exercise" of the ITM Options and OTM Options as employee compensation on Form W-2 and accordingly, the Company will be responsible for the employer portion of FICA and Medicare on those payments. Employee and the Company acknowledge that (i) Employee has submitted and/or intends to submit expense reports to the Company for expenses incurred in connection with his employment with the Company and that Employee shall be entitled to reimbursement of such expenses to the extent provided by Company policy ("Reimbursements") and (ii) Employee shall be entitled to payment for accrued vacation for the period January 1, 2004 through the Termination Date (the "Vacation Pay") as required by law (which Employee acknowledges is not more than two and one-half weeks' vacation).

         3.  OBLIGATIONS OF EMPLOYEE.  Employee agrees:

         (a) to reasonably assist the Company in controlling the costs for which the Company will reimburse Employee under Section 2(c) above, including without limitation by (i) properly electing continuation of health insurance coverage for himself and his immediate family under and pursuant to COBRA, 29 U.S.C. ss. 1161 ET SEQ., and (ii) if Employee becomes employed before June 30, 2007, participating (on behalf of himself and his immediate family) in such health care plan(s) as such employer(s) make available to its employees as soon as permitted by such plan(s);

         (b) that, from the Termination Date through June 30, 2005, he will not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the design, importation, manufacture and/or sale of home video games or any business entity which is engaged in any other business in which the Company or any affiliate of the Company is engaged provided that nothing in this Section 3(b) shall be deemed to prohibit Employee from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Employee's holdings therein represent less than five percent of the total number of shares or principal amount of other securities of such company outstanding;

         (c) that, from the Termination Date through June 30, 2005, he will not, directly or indirectly, without the prior written consent of the Company, induce or influence, or seek to induce or influence, any person who is engaged by the Company or any affiliate of the Company as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Employee directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Company or any affiliate of the Company; and

         (d) that he will reasonably cooperate in the defense provided by the Company in connection with its D&O Obligations (as defined below).

For purposes of Section 3(b) above, the Company acknowledges that the coin-operated video game business will not be considered to be a business in which the Company or any affiliate of the Company is engaged. "Raiding" shall be defined as the hiring or engagement (as an employee, agent, independent contractor or otherwise) of any Restricted Individual (as defined below) by any Entity (as defined below) that Employee owns, manages, operates, joins, controls, participates in, performs any services for, invests in, or otherwise is connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, or by any affiliate of such an Entity, regardless of whether Employee participated in such hiring or engagement; provided that Employee shall not be deemed connected with an entity for purposes of this definition if his sole relationship with such entity is the investing of his funds in securities of such entity if the securities of such entity are listed for trading on a national stock exchange or traded in the over-the-counter market and Employee's holdings therein represent less than five percent of the total number of shares or principal amount of other securities of such entity outstanding. A "Restricted Individual" is an individual who is an employee of the Company or its affiliates on June 12, 2004 and as of that date had an annual base salary (before-tax cash compensation, excluding bonus awards, amounts related to the exercise of options, contributions to employee benefit plans, and other compensation not designated as regular salary) of $60,000 or more. An "Entity" is any entity (whether a corporation, partnership, sole proprietorship or otherwise) where such entity or any affiliate of such entity is in the business of designing, developing, manufacturing, marketing, advertising, promoting, distributing, selling or otherwise exploiting video games for any platform (including, without limitation, home video game systems, personal computers, portable game devices and systems, coin-operated video game systems, other devices capable of game play, and on-line game services (whether Internet-based; cable, satellite or other broadcast-based services; and private network-based services, or otherwise, and whether on a subscription, pay-per-play or other basis, and regardless of the device through which such services are accessed), whether now known or hereafter devised).

         Employee acknowledges that the provisions of Sections 3(b) and 3(c) above are reasonable and necessary for the protection of the Company. In the event that any provision of Sections 3(b) or 3(c), including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. Employee acknowledges and agrees that the business of the Company is highly competitive and that violation of any of the covenants provided for in Section 9 of the Employment Agreement or Sections 3(b) or 3(c) of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Accordingly, Employee agrees, without limiting any of the other remedies available to the Company, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Company against Employee for any actual or threatened violation of any of said covenants and if the Company prevails in such litigation, then, Employee shall be liable to the Company for, and shall pay to the Company, all costs and expenses of any kind, including reasonable attorneys' fees, which the Company may incur in connection with such proceedings.

         4. GENERAL RELEASE AND COVENANT NOT TO SUE. In consideration of the promises contained herein, the adequacy of which is hereby acknowledged, and other good and valuable consideration, Employee (on behalf of himself and his heirs, executors, administrators, successors and assigns) irrevocably and unconditionally releases and forever discharges and acquits the Company, any affiliated or related companies, including, without limitation, parent companies, subsidiaries and divisions, and all of their respective shareholders, directors, officers, employees, agents, attorneys, successors and assigns (collectively "Releasees"), from any and all claims, charges, liabilities, debts, demands, grievances and causes of action of whatsoever kind, at law or in equity, whether known or unknown, suspected or unsuspected, or otherwise, including but not limited to claims relating to or arising out of Employee's employment and termination of employment, claims for breach of employment contract, claims for attorneys' fees, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and 1991, as amended, The Fair Labor Standards Act, The Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act ("ERISA"), the Worker Adjustment and Retraining Notification Act ("WARN"), the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, claims of retaliation, claims for pain and suffering and mental and emotional distress, wrongful discharge claims, severance pay claims, accrued vacation, bonuses, salary and benefits, or other claims under any federal, state or local constitution, statute, or common law, which Employee has, had or may have against the Releasees arising from or relating to acts or omissions through the date hereof, or involving the continuing effects of any acts or omissions which occurred through the date hereof. Notwithstanding anything to the contrary herein, Employee reserves the right to apply for unemployment compensation relating to his termination of employment by the Company and the right to receive the Reimbursements and Vacation Pay. For purposes of clarification, the Company acknowledges that its obligations to defend and hold harmless Employee arising from his election and service as an officer and director of the Company ("D&O Obligations") continue hereafter unaffected by this Agreement.

         Employee acknowledges and agrees that the nature, materiality, extent and results of the claims compromised and released by this Agreement may not now all be known or anticipated by him. However, it is the intention of the parties hereto that this Agreement shall be effective as a bar to each and every claim, charge, liability, offset, demand, grievance, debt and cause of action (other than for the Reimbursements and Vacation Pay) that Employee may have against the Company. Employee further acknowledges and agrees that he may hereafter discover facts different from or in addition to those now known, suspected or believed to be true with respect to such claims, demands or causes of action and agrees that this release will be and remain effective in all respects notwithstanding any such differences or additional facts.

         Employee covenants and agrees not to sue, to make a claim or demand, to commence or maintain, or assist or otherwise participate (except, as required by law, to give testimony), in any action or proceeding of any kind in any court, before any government agency or in any other forum, or to accept any money, benefit, or other relief from any proceeding which would be precluded by this release, whether brought directly by Employee or brought by any other person, agency or entity, and agrees to indemnify the Company against all liability, costs and expenses and attorney's fees in the event he breaches this release and covenant not to sue.

         5. DISPUTES. In the event of litigation or arbitration between the parties arising out of or relating to this Agreement, the prevailing party will be entitled to recover court or arbitration costs and reasonable fees of attorneys, accountants and expert witnesses incurred by such a party in connection with the action or arbitration.

         6. RETURN OF COMPANY PROPERTY. Employee will promptly return all keys, key cards, identification badges, records, papers, files, blueprints, documents, computers, computer disks, software, data stored on any computer or other storage device, and other materials or property belonging to Company or its employees to the Company; except that Employee may keep the Company's laptop computer in his possession as of the Termination Date provided that he cooperates with the Company to make a Company backup copy of all information stored therein as of the Termination Date, does not delete any such information without the Company's consent, does not transfer to another person or dispose of such computer without the Company's consent, and, if requested by the Company, deletes all information of the Company stored therein.

         7. NOTICE OF EMPLOYEE RIGHTS; EFFECTIVE DATE. Employee has been advised
(a) that he has up to twenty-one (21) days to consider this Agreement; (b) that the Agreement does not take effect until seven (7) days after signing and may be revoked by him during that time period; (c) to consult an attorney before signing this Agreement; and (d) that the Employee does not waive rights or claims that may arise after the date the waiver is executed. This Agreement will be effective eight (8) days after Employee signs it, provided he has not revoked his Agreement during the seven day revocation period. If Employee does not sign or if he timely revokes his Agreement, this Agreement will be null and void. Revocation of this Agreement by Employee must be in writing and sent to Midway Games Inc., 2704 W. Roscoe Street, Chicago, Illinois 60618, Attn: President.

         8. CONFIDENTIALITY. Employee and the Company agree that the fact and terms of this Agreement are strictly confidential, and therefore, agrees that from the date of presentment to Employee of this Agreement forward, neither party shall disclose, permit or cause the disclosure of any information concerning this Agreement to any third party, except that (a) Employee may disclose (i) such information to his attorney, tax preparer and immediate family members, provided they also agree to keep this Agreement and its terms confidential and (ii) Sections 2(b) and 3 in confidence to a prospective employer, and (b) the Company may disclose such information in confidence to its attorneys and accountants and as required by the law or the order, requirement, or request of a court or government authority or stock exchange.

         9. ENTIRE AGREEMENT. With respect to the matters set forth herein, this Agreement represents the entire agreement between Employee and the Company and supersedes all prior agreements or understandings, if any, between the parties, except for Sections 9 and 10 of the Employment Agreement, the provisions of which Employee acknowledges are designed to survive the termination of his employment. Employee acknowledges that except for the explicit provisions of this Agreement, no promises or representations of any kind have been made to Employee by the Company, its attorneys or any of the Releasees, to induce him to enter into this Agreement. No modification of this Agreement can be made except in writing and signed by Employee and an authorized representative of the Company.

         10. CHOICE OF LAW; SAVINGS PROVISION. This Agreement shall be governed, interpreted and construed under the laws of the State of Illinois without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of Employer, be litigated in any state or federal court of competent subject matter jurisdiction sitting in Illinois, to the jurisdiction of which and venue in which Employee irrevocably consents. If any provision of this Agreement shall be invalidated or refused enforcement by any court of competent jurisdiction, the provisions not invalidated or refused enforcement shall remain in full force and effect.

         11. NO ATTORNEY'S FEES. Employee waives his right, if any, to attorney's fees relating to matters released in this Agreement. The Company will pay all expenses incurred by it, and Employee will bear all expenses incurred by him, in the negotiation and preparation of this Agreement.

         12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which may be signed separately and may be enforceable as an original, but all of which together shall constitute but one agreement.

         13. NON-DISPARAGEMENT PLEDGE. The parties agree that it would be counterproductive and undesirable for either to communicate in a derogatory manner to third parties about one another, and each party pledges not do so, unless required by law. The Company will refer all inquiries from prospective employers concerning Employee to the Company's Human Resources Department, which will respond to such inquiries by providing the dates of employment, position held and compensation of Employee. Employee will not allege or claim that he was discriminated against or otherwise make any derogatory comments about the Company in any manner.

         14. NON-ADMISSION; FOR SETTLEMENT ONLY. Neither this Agreement, the decision to enter into this Agreement, nor anything done pursuant to this Agreement shall be construed to be an admission or evidence of any wrongdoing or liability by the Company, such wrongdoing and liability being expressly denied. Nor will this Agreement, its existence or its terms be admissible in any proceeding other than a proceeding to enforce the terms of this Agreement or as an affirmative defense to any attempt to breach it. This Agreement is entered into for settlement purposes only and represents the compromise of disputed claims, actual or potential, which Employee has or may believe he has.

         15. REPRESENTATIONS & WARRANTIES BY ALL PARTIES. Each of the parties represents and warrants, as to himself, herself or itself that (a) he, she or it has the capacity, full power and authority to enter into this Agreement, (b) the individual signing on behalf of the corporate party is authorized to do so, (c) he, she or it has not assigned, encumbered or in any manner transferred all or any portion of the claims covered by this Agreement, (d) there are no other charges, complaints, suits, arbitrations or other claims or proceedings pending between the parties in any court, before any agency, or in any forum, and (e) no other person, agency or entity has any right, title or interest in any of the claims covered by this Agreement.

         16. SUCCESSORS & ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

         17. KNOWING AND VOLUNTARY SIGNING OF BINDING CONTRACT. Employee represents and warrants that he has read this Agreement and understands all of its terms and executes this Agreement voluntarily and without duress or undue influence, and with full knowledge of its significance, intending to be legally bound. Employee acknowledges that by signing this Agreement, subject to the limited right to revoke in Section 7, he is GIVING UP ALL CLAIMS AGAINST the Company and Releasees.

         18. OPPORTUNITY TO CONSULT ADVISORS. Both Employee and the Company have had reasonable opportunity to consult with attorneys or other advisors of their own choosing before executing this Agreement. Employee has been represented by Terrence L. Schaul, Esq. of McCarthy Duffy in connection with this Agreement.

         19. VARIATION OF PRONOUNS. All pronouns and variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of persons may require.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by affixing their signatures and the date of execution where indicated below.

THE COMPANY                                EMPLOYEE

By:  /s/ DAVID F. ZUCKER                   By: /s/ KENNETH J. FEDESNA
     ----------------------------------        --------------------------------
      David F. Zucker                            Kenneth J. Fedesna
      President and Chief Executive
      Officer

Dated:  JULY 6, 2004                       Dated:  JULY 6, 2004